EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 22, 2015, relating to the financial statements and financial highlights which appears in the November 30, 2014 Annual Report to Shareholders of Delaware Emerging Markets Fund, Delaware Focus Global Growth Fund, Delaware Global Value Fund and Delaware International Value Equity Fund (constituting Delaware Group® Global & International Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 27, 2015